News Release

Release Date:     Wednesday, April 29, 2015

Release Time: At Market Close

Contact:     Eric E. Stickels, President & COO

Phone:     (315) 366-3702

Oneida Financial Corp. Reports 2015 First Quarter Operating Results (unaudited)

Oneida, NY, April 29, 2015 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced first quarter operating results. Net income for the three months ended March 31, 2015 was $2.0 million or $0.28 diluted earnings per share, compared to $1.9 million or $0.28 diluted earnings per share, for the three months ended March 31, 2014. The increase in net income during the respective first quarter periods is primarily the result of an increase in net interest income, an increase in net investment gains, an increase in non-interest income and a decrease in income tax provision; partially offset by a reduction in the change in fair value of our equity investments and an increase in non-interest expenses.
Key balance sheet changes at March 31, 2015

•
The Bank is categorized as well capitalized at March 31, 2015 with a Tier 1 leverage ratio of 9.32% and a total risk-based capital ratio of 15.92%. The Company’s average equity ratio as a percent of average assets was 11.76% at March 31, 2015 compared to 12.04% at March 31, 2014.

•
Deposit accounts were $771.5 million at March 31, 2015, an increase of $92.6 million from March 31, 2014. The increase in total deposits from March 31, 2014, represents an increase of $50.9 million in retail deposits and further supported by an increase of $41.7 million in municipal deposits over the past twelve months. The increase in deposits was held in cash equivalents and invested in securities and loans receivable.

•
Net loans receivable totaled $379.9 million at March 31, 2015 compared to $339.0 million at March 31, 2014. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has sold $8.3 million in newly originated fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume with terms exceeding 15 years, during the trailing twelve months ended March 31, 2015.

•
Investment and mortgage-backed securities totaled $304.3 million at March 31, 2015, an increase of $13.9 million from March 31, 2014. The increase in investment and mortgage-backed securities is primarily the result of the increase in pledged collateral needed to support the increase in municipal deposit activities.

•	There were no borrowings outstanding at March 31, 2015 compared with $1.0 million in borrowings outstanding at March 31, 2014.

•
Total equity at March 31, 2015 was $97.6 million, an increase of $4.5 million from March 31, 2014. The change in total equity is the result of the contribution of net earnings combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities over the trailing twelve months, partially offset by the declaration of cash dividends during the trailing twelve month period.

Key operating items for first quarter 2015 include:

•
Net interest income was $5.2 million for the three months ended March 31, 2015 compared to $4.8 million for the three months ended March 31, 2014. Net interest margin was 2.88% for the first quarter of 2015 compared to 2.92% for the first quarter of 2014.

•
Non-interest income was $8.5 million for the three months ended March 31, 2015 compared to $8.1 million for the three months ended March 31, 2014. This increase is primarily the result of an increase in other revenue from operations of $348,000 during the current quarter as compared with the 2014 period combined with an increase in revenue derived from the Company’s insurance and other non-banking operations to $7.0 million in the first quarter of 2015 compared to $6.9 million in the comparable 2014 period.

•
An increase in the fair value recognized on trading (equity) securities of $242,000 was recognized for the three months ended March 31, 2015 compared to an increase in fair value of $810,000 for the three months ended March 31, 2014.

•	Non-interest expense increased to $11.4 million for the three months ended March 31, 2015 compared to $10.9 million for the comparable period in 2014.
Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Through the execution of our diversified banking, insurance and financial services strategy, Oneida Financial continues to report a record level of total assets, total deposits, total loans and non-interest income.” Kallet stated, “In February we announced the signing of a definitive merger agreement with Community Bank System.” Under the terms of the agreement, shareholders of Oneida Financial Corp. can elect to receive either 0.5635 shares of Community Bank System, Inc. common stock or $20.00 in cash for each share of Oneida Financial Corp. common stock they hold, subject to an overall 60% stock and 40% cash split. Kallet continued, “This is an ideal opportunity for Oneida Financial to partner with a true community bank that has been nationally recognized for its financial strength, exceptional customer service and a company equally skilled at integrating non-interest income producing businesses. Our customers will benefit from an expanded network of branch locations and ATM’s, and broader product and service offerings.” Mr. Kallet continued, “We are pleased with the attractive market premium our shareholders will be receiving, in addition to a greater dividend and substantial market liquidity. Community Bank System has an impressive history of creating shareholder value through both earnings and dividend growth.”
Net Interest Income and Margin
First quarter 2015 compared with first quarter 2014
Net interest income was $5.2 million for the three months ended March 31, 2015, an increase of $388,000 from the first quarter of 2014. The net interest margin was 2.88% for the first quarter of 2015, compared to 2.92% for the first quarter of 2014. The increase in net interest income is primarily the result of an increase in average interest-earning assets of $62.8 million partially offset by a decrease in the yield on interest-earning assets of 9 basis points to 3.21%. The average balance of interest-bearing liabilities increased $47.0 million with the average cost of interest-bearing deposits decreasing by 8 basis points to 0.39% for the first quarter of 2015 as compared to 0.47% for the first quarter of 2014.
First quarter 2015 compared with linked quarter ended December 31, 2014
Net interest income for the three month ended March 31, 2015 increased $84,000 from the three months ended December 31, 2014. The increase in net interest income is primarily the result of an increase of $27.5 million in average interest-earning assets partially offset by increase in average interest-bearing liabilities of $23.8 million during the three months ended March 31, 2015 as compared with the linked quarter. The yield on average interest-earning assets decreased 11 basis points from 3.32% for the quarter ended December 31, 2014 while the cost of interest-bearing liabilities decreased 4 basis point from 0.43% during the fourth quarter of 2014 to 0.39% during the first quarter of 2015.
Provision for Loan Losses
First quarter 2015 compared with first quarter 2014
During the first quarter of 2015, the Company made no provision for loan losses as compared with a $100,000 provision for loan losses during the first quarter of 2014. Net charge-offs during the current quarter were $5,000 are compared with net charge-offs of $19,000 in the same period last year. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Non-performing loans as a percentage of total loans was 0.10% at March 31, 2015 as compared with 0.14% at March 31, 2014. The ratio of the allowance for loan losses to loans receivable was 0.92% at March 31, 2015 compared to 0.94% at March 31, 2014.
First quarter 2015 compared with linked quarter ended December 31, 2014
During the linked quarter ended December 31, 2014 the provision for loan losses totaled $30,000 compared with no provision for loan losses during the first quarter of 2015. The decreased provision for loan losses made in the first quarter of 2015 is primarily the result of the continued low level of nonperforming loans during the current period and decrease in net charged-off loans. Non-performing loans to total loans were 0.10% at March 31, 2015 as compared with 0.08% at December 31, 2014. The ratio of the allowance for loan losses to loans receivable was 0.92% at March 31, 2015 compared to 0.95% at December 31, 2014.
Non-interest Income
First quarter 2015 compared with first quarter 2014
Non-interest income totaled $8.5 million for the first quarter of 2015, an increase of $436,000 from $8.1 million in the first quarter of 2014. The increase was primarily due to an increase in other revenue from operations of $348,000 to $788,000 for the first quarter of 2015 from $440,000 for the same period in 2014; primarily the result of a partial recovery recorded on a previously charged off asset in the amount of $316,000. Also contributing to the increase in non-interest income was an increase in commissions and fees on the sales of non-banking products through the Bank’s insurance and financial service subsidiaries of $85,000 to $7.0 million for the three months ended March 31, 2015 as compared with $6.9 million during the same period of 2014.
First quarter 2015 compared with linked quarter ended December 31, 2014
Non-interest income increased $333,000 from $8.2 million on a linked-quarter basis, reflecting an increase in commissions and fees on the sales of non-bank products of $147,000 in the first quarter of 2015 as compared with the linked prior quarter. Other revenue from operations increased $213,000 as compared with the linked quarter due to the recognition of a partial recovery on a previously charged off asset.
Net Investment Gains
First quarter 2015 compared with first quarter 2014
Net investment gains of $146,000 were recorded in the first quarter of 2015 compared with net investment gains of $46,000 in the first quarter of 2014.
First quarter 2015 compared with linked quarter ended December 31, 2014
During the linked quarter ended December 31, 2014, the Company realized net investment gains of $335,000 as compared with $146,000 in net investment gains in the three months ended March 31, 2015.
Change in the Fair Value of Investments
First quarter 2015 compared with first quarter 2014
The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended March 31, 2015, the fair value of the Company’s trading securities increased $242,000 as compared with an increase of $810,000 in the first quarter of 2014.
First quarter 2015 compared with linked quarter ended December 31, 2014
During the linked quarter ended December 31, 2014, the Company recorded a negative non-cash adjustment of $479,000 reflecting a decrease in fair value of the Company’s trading securities at the end of the fourth quarter of 2014 as compared with the fair value at the end of the third quarter of 2014.
Non-interest Expense
First quarter 2015 compared with first quarter 2014

Non-interest expense was $11.4 million for the three months ended March 31, 2015 as compared with $10.9 million during the first quarter of 2014. The increase in noninterest expense was primarily due to an increase in compensation and employee benefits combined with selling and operating expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries.
First quarter 2015 compared with linked quarter ended December 31, 2014
Non-interest expense decreased $1.5 million in the first quarter of 2015 as compared with the linked prior quarter. The decrease in noninterest expense was primarily due to decrease in salaries and employee benefits expenses related to recording a non-cash pension expense of $1.7 million in the fourth quarter of 2014 recognized in connection with the Bank’s termination and full distribution of a defined benefit pension plan originally frozen in 2004.
Income Taxes
The Company’s recorded a tax provision in the first quarter of 2015 in the amount of $663,000 as compared with a tax provision of $720,000 in the first quarter of 2014; this further compares with a tax benefit of $132,000 recorded during the linked quarter ended December 31, 2014. The tax benefit recorded during the fourth quarter of 2014 is reflective of the overall tax rate to be recognized for the full year ended December 31, 2014. The Company’s effective tax rate was 25.2% for the first quarter of 2015 as compared with an effective tax rate of 27.0% for the first quarter of 2014. The decrease in the effective tax rate was due to changes in the bank’s tax exempt and tax preferred investment income. In addition, New York State comprehensive tax reform provisions are effective for 2015 which included apportionment and rate reductions.
About Oneida Financial Corp.
The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; OneGroup NY, Inc. (formerly Bailey & Haskell Associates, Inc.), an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial services and investment advisory firm. Oneida Savings Bank was established in 1866 and operates twelve banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
All financial information provided at and for the quarter ended March 31, 2015 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in thousands except per share data)	2015	2014	2014	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$881,966	$798,169	$786,768	$777,838	$785,098
Cash and cash equivalents	105,929	31,075	44,341	43,146	62,278
Loans receivable, net	379,937	367,859	355,685	343,951	338,985
Mortgage-backed securities	115,407	115,911	110,462	114,653	102,497
Investment securities	188,851	189,818	184,122	184,913	187,865
Trading securities	4,142	3,900	4,379	5,886	5,873
Goodwill and other intangibles	26,223	26,288	26,360	26,432	26,503
Interest bearing deposits	679,167	603,482	586,191	585,214	598,504
Non-interest bearing deposits	92,323	85,688	93,077	85,992	80,442
Borrowings	0	0	0	1,000	1,000
Total equity	97,613	95,773	94,857	94,733	93,061

Book value per share
(end of period)	$14.06	$13.81	$13.70	$13.71	$13.52
Tangible value per share
(end of period)	$10.28	$10.02	$9.89	$9.89	$9.67

	Quarter Ended
Selected Operating Data:	Mar 31,	Mar 31,
(in thousands except per share data)	2015	2014
	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$ 3,831	$ 3,657
Interest and dividends
on investments	1,929	1,774
Interest on fed funds	11	6
Total interest income	5,771	5,437
Interest expense:
Interest on deposits	597	635
Interest on borrowings	1	17
Total interest expense	598	652
Net interest income	5,173	4,785
Provision for loan losses	0	100
Net interest income after
provision for loan losses	5,173	4,685
Net investment gains	146	46
Change in fair value of investments	242	810
Non-interest income:
Service charges on deposit accts	686	683
Commissions and fees on sales
of non-banking products	7,022	6,937
Other revenue from operations	788	440
Total non-interest income	8,496	8,060
Non-interest expense:
Salaries and employee benefits	7,467	7,178
Equipment and net occupancy	1,399	1,400
Intangible amortization	65	78
Other costs of operations	2,492	2,281
Total non-interest expense	11,423	10,937
Income before income taxes	2,634	2,664
Income tax provision	663	720
Net income	$ 1,971	$ 1,944
Net income per common
share ( EPS - Basic )	$0.28	$0.28
Net income per common
share ( EPS - Diluted)	$0.28	$0.28
Cash dividends paid	$0.12	$0.12

	First	Fourth	Third	Second	First
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2015	2014	2014	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$ 3,831	$ 3,811	$ 3,767	$ 3,693	$ 3,657
Interest and dividends
on investments	1,929	1,908	1,909	2,012	1,774
Interest on fed funds	11	9	4	6	6
Total interest income	5,771	5,728	5,680	5,711	5,437
Interest expense:
Interest on deposits	597	638	645	672	635
Interest on borrowings	1	1	10	16	17
Total interest expense	598	639	655	688	652
Net interest income	5,173	5,089	5,025	5,023	4,785
Provision for loan losses	0	30	270	100	100
Net interest income after
provision for loan losses	5,173	5,059	4,755	4,923	4,685
Net investment gains	146	335	2,044	27	46
Change in fair value of investments	242	(479)	(1,507)	13	810
Non-interest income:
Service charges on deposit accts	686	713	724	704	683
Commissions and fees on sales
of non-banking products	7,022	6,875	6,375	6,455	6,937
Other revenue from operations	788	575	459	1,115	440
Total non-interest income	8,496	8,163	7,558	8,274	8,060
Non-interest expense:
Salaries and employee benefits	7,467	8,952	7,364	7,322	7,178
Equipment and net occupancy	1,399	1,256	1,364	1,329	1,400
Intangible amortization	65	72	72	72	78
Other costs of operations	2,492	2,636	2,225	2,577	2,281
Total non-interest expense	11,423	12,916	11,025	11,300	10,937
Income before income taxes	2,634	162	1,825	1,937	2,664
Income tax (benefit) provision	663	(132)	365	508	720
Net income	$ 1,971	$ 294	$ 1,460	$ 1,429	$ 1,944
Net income per common
share ( EPS - Basic )	$0.28	$0.04	$0.21	$0.20	$0.28
Net income per common
share ( EPS - Diluted)	$0.28	$0.04	$0.21	$0.20	$0.28
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

	At	At	At	At	At
Selected Financial Ratios (1)	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
and Other Data	2015	2014	2014	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	0.96%	0.15%	0.76%	0.72%	1.02%
Return on average equity	8.14%	1.23%	6.06%	6.09%	8.51%
Return on average tangible equity	11.16%	1.70%	8.34%	8.49%	11.99%
Interest rate spread (2)	2.82%	2.89%	2.95%	2.87%	2.85%
Net interest margin (3)	2.88%	2.95%	3.02%	2.94%	2.92%
Efficiency ratio (4)	83.09%	96.92%	87.05%	84.44%	84.52%
Non-interest income to average assets	4.12%	4.11%	3.92%	4.20%	4.25%
Non-interest expense to average assets	5.55%	6.51%	5.72%	5.73%	5.76%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	116.95%	117.00%	117.62%	115.33%	115.57%
Average equity to average total assets	11.76%	12.05%	12.50%	11.89%	12.04%
Equity to total assets (end of period)	11.07%	12.00%	12.06%	12.18%	11.85%
Tangible equity to tangible assets	8.34%	9.00%	9.01%	9.09%	8.77%

Asset Quality Ratios:
Nonperforming assets to
total assets	0.07%	0.07%	0.11%	0.08%	0.08%
Nonperforming loans to
total loans	0.10%	0.08%	0.17%	0.15%	0.14%
Net charge-offs to average loans	0.00%	0.01%	0.01%	0.01%	0.01%
Allowance for loan losses to
loans receivable	0.92%	0.95%	0.98%	0.95%	0.94%
Allowance for loan losses to
nonperforming loans	955.46%	1144.44%	575.12%	625.81%	644.65%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	15.92%	16.54%	16.90%	16.82%	16.17%
Tier 1 capital
to risk weighted assets	15.20%	15.77%	16.11%	16.06%	15.44%
Tier 1 capital
to average assets	9.32%	9.36%	9.57%	9.10%	9.22%

1 - Ratios are annualized where appropriate.
2 - The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 - The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 - The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net investment gains (losses) and changes in the fair value of trading securities.